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                                                                    Exhibit 2.02




                AMENDED AND RESTATED MASTER SEPARATION AGREEMENT

                                  BY AND AMONG

                          CADENCE DESIGN SYSTEMS, INC.,

                             CADENCE HOLDINGS, INC.,

                                   TALITY, LP

                                       AND

                               TALITY CORPORATION

                                   DATED AS OF

                                 OCTOBER 4, 2000



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                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
ARTICLE I  DEFINITIONS..........................................................................................2
         Section 1.1       Affiliate............................................................................2
         Section 1.2       Applicable Law.......................................................................2
         Section 1.3       Business Day.........................................................................2
         Section 1.4       Cadence's Auditors...................................................................2
         Section 1.5       Cadence Group........................................................................2
         Section 1.6       Canadian APA.........................................................................2
         Section 1.7       Class A Common Stock.................................................................2
         Section 1.8       Class B Common Stock.................................................................2
         Section 1.9       Class C Common Stock.................................................................2
         Section 1.10      Contracts............................................................................2
         Section 1.11      Foreign Transfer Agreement...........................................................2
         Section 1.12      General Partner......................................................................2
         Section 1.13      Governmental Approvals...............................................................3
         Section 1.14      Governmental Authority...............................................................3
         Section 1.15      Information..........................................................................3
         Section 1.16      IPO Closing Date.....................................................................3
         Section 1.17      Person...............................................................................3
         Section 1.18      Subsidiary...........................................................................3
         Section 1.19      Tality's Auditors....................................................................3
         Section 1.20      Tality Group.........................................................................3
         Section 1.21      Third-Party Approvals................................................................3

ARTICLE II  SEPARATION..........................................................................................4
         Section 2.1       Separation Date......................................................................4
         Section 2.2       Documents to be Delivered by Cadence and Tality......................................4
         Section 2.3       Governmental Approvals...............................................................5
         Section 2.4       Third-Party Approvals................................................................5
         Section 2.5       No Representations or Warranties.....................................................5

ARTICLE III  THE IPO AND REGISTRATION RIGHTS....................................................................6
         Section 3.1       Transactions Prior to the IPO........................................................6
         Section 3.2       Cooperation..........................................................................6
         Section 3.3       Conditions Precedent to Consummation of the IPO......................................6
         Section 3.4       Registration Rights..................................................................7

ARTICLE IV  COVENANTS AND OTHER MATTERS........................................................................16
         Section 4.1       Further Instruments.................................................................16
         Section 4.2       Agreement for Exchange of Information...............................................17
         Section 4.3       Auditors and Audits; Annual and Quarterly Statements and Accounting.................18
         Section 4.4       Dispute Resolution..................................................................20
         Section 4.5       Non-Solicitation of Employees.......................................................21

                                    i

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
         Section 4.6       Employee Agreements.................................................................21
         Section 4.7       Government and Third Party Approvals................................................23
         Section 4.8       Relationship with Scottish Enterprise and Scottish Executive........................24

ARTICLE V  MISCELLANEOUS.......................................................................................26
         Section 5.1       Limitation of Liability.............................................................26
         Section 5.2       Entire Agreement....................................................................26
         Section 5.3       Governing Law.......................................................................26
         Section 5.4       Termination.........................................................................26
         Section 5.5       Notices.............................................................................26
         Section 5.6       Counterparts........................................................................27
         Section 5.7       Binding Effect; Assignment..........................................................27
         Section 5.8       Severability........................................................................27
         Section 5.9       Failure or Delay not Waiver; Remedies Cumulative....................................27
         Section 5.10      Amendment...........................................................................28
         Section 5.11      Authority...........................................................................28
         Section 5.12      Interpretation......................................................................28
         Section 5.13      Conflicting Agreements..............................................................28
         Section 5.14      Payment of Expenses.................................................................28
         Section 5.15      Prior Agreement Superseded..........................................................29

                AMENDED AND RESTATED MASTER SEPARATION AGREEMENT

          THIS AMENDED AND RESTATED MASTER SEPARATION AGREEMENT (this "AGREEMENT") is entered into and effective as of October 4, 2000, by and among Cadence Design Systems, Inc., a Delaware corporation ("CADENCE"), and Cadence Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Cadence ("HOLDINGS" and, together with Cadence, the "CADENCE PARTIES"), on the one hand, and Tality Corporation, a Delaware corporation ("TALITY"), and Tality, LP, a Delaware limited partnership (the "PARTNERSHIP", and, together with Tality, the "TALITY PARTIES"), on the other hand. Capitalized terms used herein and not defined elsewhere herein shall have the meanings ascribed to them in Article I.

                                    RECITALS

          WHEREAS, Holdings currently owns approximately 98% of the issued and outstanding shares of the capital stock of Tality;

          WHEREAS, Tality is the sole general partner of, and owns both a general and limited partnership interest in, the Partnership;

          WHEREAS, each of the Boards of Directors of Cadence, Tality and Holdings determined that it would be appropriate and desirable for Cadence to transfer (or cause to be transferred) to the Partnership, on behalf of Holdings, and for the Partnership to receive and assume, directly or indirectly, as a contribution from Holdings, certain assets and liabilities of Cadence and its Subsidiaries (the "SEPARATION") associated with the operation of the business of providing design engineering services, and intellectual property in connection therewith, to electronic equipment manufacturers and other customers, all as described in the Registration Statement (the "TALITY BUSINESS");

          WHEREAS, Cadence, Holdings, the Partnership and Tality currently contemplate that, immediately following the contribution of such assets to and assumption of such liabilities by the Partnership, Tality shall commence an initial public offering ("IPO") of its Class A Common Stock, par value $0.001 per share (the "CLASS A COMMON STOCK"), pursuant to a registration statement on Form S-1 promulgated by the Securities and Exchange Commission (the "REGISTRATION STATEMENT");

          WHEREAS, Cadence, Holdings and Tality entered into that certain Master Separation Agreement, dated as of July 14, 2000, which prior to the date hereof has governed the matters described above (the "PRIOR AGREEMENT");

          WHEREAS, each of the parties now desires to amend and restate the Prior Agreement in its entirety pursuant to Section 5.10 thereof; and

          WHEREAS, the parties intend for this Agreement to set forth the principal arrangements between them regarding the Separation.

                                    AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

          Section 1.1 "AFFILIATE" of any Person means any other Person that controls, is controlled by, or is under common control with, such first Person. As used herein, "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

          Section 1.2 "APPLICABLE LAW" means all laws and regulations of Governmental Authorities applicable to the transaction, property or Persons at issue.

          Section 1.3 "BUSINESS DAY" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of California.

          Section 1.4 "CADENCE'S AUDITORS" means Cadence's independent certified public accountants from time to time.

          Section 1.5 "CADENCE GROUP" means Cadence and each of its Subsidiaries (other than any member of the Tality Group) on and after the Separation Date.

          Section 1.6. "CANADIAN APA" means the Asset Purchase Agreement by and among Cadence, Cadence Design Systems (Canada) Limited and Tality Canada Corporation dated as of October 3, 2000.

          Section 1.7 "CLASS A COMMON STOCK" has the meaning set forth in the recitals.

          Section 1.8 "CLASS B COMMON STOCK" means the Class B Common Stock, par value $0.001 per share, of Tality.

          Section 1.9 "CLASS C COMMON STOCK" means the Class C Common Stock, par value $0.001 per share, of Tality.

          Section 1.10 "CONTRACTS" means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under Applicable Law.

          Section 1.11 "FOREIGN TRANSFER AGREEMENT" means the Canadian APA and any of the other agreements identified on SCHEDULE 1.11 relating to the Separation outside of the United States.

          Section 1.12 "GENERAL PARTNER" shall have the meaning specified in the Partnership Agreement.

          Section 1.13 "GOVERNMENTAL APPROVALS" means any notices, reports or other filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

          Section 1.14 "GOVERNMENTAL AUTHORITY" means any federal, state, local, foreign or international court or government of competent jurisdiction, or any political subdivision thereof, or any department, commission, board, bureau, agency, official or other regulatory, administrative body of any such government of competent jurisdiction or political subdivision thereof.

          Section 1.15 "INFORMATION" means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible form, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product) and other technical, financial, employee or business information or data.

          Section 1.16 "IPO CLOSING DATE" means the date on which the first closing of the IPO occurs.

          Section 1.17 "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

          Section 1.18 "SUBSIDIARY" of any Person means any other Person of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect at least a majority of the board of directors or other body performing similar functions with respect to such other Person is directly or indirectly owned or controlled (including by contract) by such first Person. By way of example and not limitation, the Partnership shall be deemed to be a Subsidiary of Tality.

          Section 1.19 "TALITY'S AUDITORS" means the Tality Parties' independent certified public accountants from time to time.

          Section 1.20 "TALITY GROUP" means Tality and each of its Subsidiaries on and after the Separation Date.

          Section 1.21 "THIRD-PARTY APPROVALS" means any notices, consents or authorizations of third parties (other than Governmental Approvals) required to consummate the Separation.

                                   ARTICLE II

                                   SEPARATION

          Section 2.1 SEPARATION DATE. Unless otherwise expressly provided in this Agreement, any Ancillary Agreement (as defined in Section 2.2), the Agreement of Limited Partnership of the Partnership, any Foreign Transfer Agreement or any other agreement among the parties, the effective time and date of each transfer of assets and property, assumption of liability, license, undertaking or other agreement in connection with the Separation shall be 12:00 a.m., Pacific Time, October 1, 2000, or such other date as may be fixed by the Board of Directors of Cadence or a duly authorized officer of Cadence (the "SEPARATION DATE").

          Section 2.2 DOCUMENTS TO BE DELIVERED BY THE CADENCE PARTIES AND THE TALITY PARTIES. On the Separation Date, each of the parties shall duly execute and deliver, or shall cause its appropriate Subsidiaries to duly execute and deliver, to the other parties all of the following agreements, documents and other instruments (collectively, together with all agreements and documents contemplated by such agreements, the "ANCILLARY AGREEMENTS"):

                    (a) The General Assignment and Assumption Agreement in substantially the form attached hereto as EXHIBIT A (the "ASSIGNMENT AGREEMENT");

                    (b) The Master Intellectual Property Ownership and License Agreement in substantially the form attached hereto as EXHIBIT B (the "MASTER INTELLECTUAL PROPERTY AGREEMENT");

                    (c) The Employee Matters Agreement in substantially the form attached hereto as EXHIBIT C (the "EMPLOYEE MATTERS AGREEMENT");

                    (d) The Master Corporate Services Agreement in substantially the form attached hereto as EXHIBIT D (the "MASTER CORPORATE SERVICES AGREEMENT");

                    (e) The Real Estate Matters Agreement in substantially the form attached hereto as EXHIBIT E (the "REAL ESTATE MATTERS AGREEMENT");

                    (f) The Master Confidentiality Agreement in substantially the form attached hereto as EXHIBIT F (the "MASTER CONFIDENTIALITY AGREEMENT");

                    (g) The Indemnification and Insurance Matters Agreement in substantially the form attached hereto as EXHIBIT G (the "INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT");

                    (h) The EDA Tools Agreement in substantially the form attached hereto as EXHIBIT H (the "EDA TOOLS AGREEMENT");

                    (i) The Joint Technology Development and Support Agreement in substantially the form attached hereto as EXHIBIT I (the "JOINT TECHNOLOGY SUPPORT AGREEMENT");

                    (j) The Joint Sales Agreement in substantially the form attached hereto as EXHIBIT J (the "JOINT SALES AGREEMENT");

                    (k) The resignation of each individual who is an officer or director of Cadence or any member of the Cadence Group, immediately prior to the Separation Date, and who shall be an employee of any of the Tality Parties from and after the Separation Date; and

                    (l) Such other agreements, documents or instruments as the parties may agree are necessary or desirable in order to achieve the purposes hereof.

          Section 2.3 GOVERNMENTAL APPROVALS. To the extent that the Separation requires any Governmental Approvals, the parties shall use all commercially reasonable efforts to obtain such Governmental Approvals on or prior to the Separation Date.

          Section 2.4 THIRD-PARTY APPROVALS. The parties shall use all commercially reasonable efforts to obtain all Third-Party Approvals on or prior to the Separation Date.

          Section 2.5 NO REPRESENTATIONS OR WARRANTIES. Neither of the Cadence Parties nor any other member of the Cadence Group makes, either in this Agreement or any Ancillary Agreement, any representation as to, warranty of or covenant with respect to:

                    (a) the value of any asset, property or other thing of value to be transferred to the Partnership or any of its Subsidiaries;

                    (b) the kind, character, nature or extent of any liabilities to be assumed by the Partnership or any of its Subsidiaries;

                    (c) the freedom from encumbrance of any asset, property or other thing of value to be transferred to the Partnership or any of its Subsidiaries;

                    (d) the absence of defenses or freedom from set-offs or counterclaims with respect to any claim to be transferred to the Partnership or any of its Subsidiaries; or

                    (e) the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any asset, property or other thing of value upon its execution and delivery or filing.

          Except as may be expressly set forth herein or in any Ancillary Agreement, all assets, properties and other things of value to be transferred to, and all liabilities to be assumed by, the Partnership or any of its Subsidiaries shall be transferred or assumed, as applicable, "AS IS, WHERE IS," and the Partnership and its Subsidiaries shall bear the economic and legal risk that any conveyance shall prove to be insufficient to vest in the Partnership and its Subsidiaries good and marketable title, free and clear of any lien, claim, equity or other encumbrance.

                                   ARTICLE III

                         THE IPO AND REGISTRATION RIGHTS

         Section 3.1 TRANSACTIONS PRIOR TO THE IPO. Subject to the conditions set forth in Section 3.3, each of the parties shall use all commercially reasonable efforts to consummate the IPO. Such efforts shall include the following:

                    (a) REGISTRATION STATEMENT. Tality shall file the Registration Statement, and such amendments or supplements thereto as may be necessary in order to cause the same to become and remain effective as required by Applicable Law or by the managing underwriters for the IPO (the "UNDERWRITERS"), including filing such amendments to the Registration Statement as may be required by the underwriting agreement to be entered into between Tality and the Underwriters (the "UNDERWRITING AGREEMENT"), the Securities and Exchange Commission (the "COMMISSION") or federal, state or foreign securities laws. The parties shall also cooperate in preparing, filing with the Commission and causing to become effective a registration statement registering the Class A Common Stock under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and any registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the IPO, the Separation or any of the other transactions contemplated by this Agreement.

                    (b) UNDERWRITING AGREEMENT. Tality shall enter into the Underwriting Agreement, in form and substance reasonably satisfactory to Cadence and Tality, and shall comply with its obligations thereunder.

                    (c) NASDAQ LISTING. Tality shall prepare, file and use all commercially reasonable efforts to seek to make effective an application for quotation of the Class A Common Stock issued in the IPO on the Nasdaq National Market (the "NASDAQ"), subject to official notice of issuance.

          Section 3.2 COOPERATION. Tality shall consult with, and cooperate in all respects with, Cadence in connection with the pricing of the Class A Common Stock to be offered in the IPO and shall, at Cadence's direction, promptly take any and all actions necessary or desirable to consummate the IPO as contemplated by the Registration Statement and the Underwriting Agreement.

          Section 3.3 CONDITIONS PRECEDENT TO CONSUMMATION OF THE IPO. The obligations of the parties to use all commercially reasonable efforts to consummate the IPO shall be conditioned on the satisfaction of all of the following conditions:

                    (a) REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the Commission, and there shall not have been issued or threatened any stop order with respect thereto which remains in effect.

                    (b) BLUE SKY. The actions and filings with regard to state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) shall have been taken and, where applicable, have become effective or been accepted.

                    (c) NASDAQ LISTING. The Class A Common Stock to be issued in the IPO shall have been accepted for quotation on the Nasdaq, upon official notice of issuance.

                    (d) UNDERWRITING AGREEMENT. Tality shall have entered into the Underwriting Agreement and all conditions to the obligations of Tality and the Underwriters thereunder shall have been satisfied or waived.

                    (e) COMMON STOCK OWNERSHIP. Cadence shall be satisfied in its sole discretion that the Cadence Group shall own voting securities of Tality having at least 80% of the voting rights of all Tality securities outstanding immediately following the IPO Closing Date.

                    (f) NO LEGAL RESTRAINTS. No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation or the IPO or any of the other transactions contemplated by this Agreement shall be in effect or been threatened.

                    (g) SEPARATION. The Separation Date shall have occurred.

                    (h) NO TERMINATION. This Agreement shall not have been terminated.

          Section 3.4 REGISTRATION RIGHTS

                    (a) DEFINITIONS. For purposes of this Section 3.4 only:

                              (i)       "REGISTER", "REGISTERED" and
"REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended, (the "SECURITIES ACT"), and the declaration or ordering of effectiveness of such registration statement.

                              (ii)      "REGISTRABLE SECURITIES" means (A) any
Class A Common Stock or Class C Common Stock issued or issuable upon conversion of Class B Common Stock, or in exchange for Limited Partnership Units in the Partnership originally issued to Cadence, Holdings or any other member of the Cadence Group (the "LP UNITS"); (B) all shares of Class A Common Stock held by Cadence Group members' officers or employees as of the date on which the Registration Statement was first filed with the Commission; (C) any Class A Common Stock or Class C Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the securities described in (A) or (B) above; and (D) all other shares of Class A Common Stock or Class C Common Stock hereafter acquired by members of the Cadence Group. Notwithstanding the foregoing, "Registrable Securities" shall exclude any Registrable Securities sold by a Person in a transaction in which rights under this Section 4.4 are not assigned in accordance with this Agreement or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144 promulgated under the Securities Act, or in a registered offering, or otherwise.

                              (iii)     "HOLDER" means any Person owning of
record Registrable Securities (or any security convertible into or exchangeable for Registrable Securities), that have not been sold in a public offering and any permitted assignee of such Registrable Securities (or securities convertible into or exchangeable into Registrable Securities) to whom rights under this
Section 3.4 have been duly assigned in accordance with this Agreement.

                              (iv)      "FORM S-3" means such form under the
Securities Act as is in effect on the date hereof, or any successor registration form under the Securities Act subsequently adopted by the Commission, which permits inclusion or incorporation of substantial information by reference to other documents filed by Tality with the Commission.

                    (b)       DEMAND REGISTRATION.

                              (i)       REQUEST BY HOLDERS. If Tality shall, at
any time after the expiration of the 180-day "lock-up" period pursuant to the Underwriting Agreement (the "LOCK-UP EXPIRATION DATE"), receive a written request from Cadence, Holdings or any subsequent Holder of LP Units originally issued to Cadence, Holdings or any other member of the Cadence Group (or any Registrable Securities issued in exchange therefor) holding at least ten percent (10%) of the aggregate outstanding number of such LP Units that Tality file a registration statement on form S-1 (or any successor form thereto) under the Securities Act covering the registration of Registrable Securities pursuant to this Section 3.4(b), then Tality shall, within ten (10) Business Days after the receipt of such written request, give written notice of such request ("REQUEST NOTICE") to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that Holders request to be registered and included in such registration by written notice given by such Holders to Tality within twenty
(20) days after receipt of the Request Notice, subject only to the limitations of this Section 3.4(b); PROVIDED, HOWEVER, that the Registrable Securities requested by all Holders to be registered pursuant to such request must be at least ten percent (10%) of all Registrable Securities then held by or issuable to them; PROVIDED FURTHER, that Tality shall not be obligated to effect any such registration if Tality has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 3.4(b) or Section 3.4(d), or in which the Holders had an opportunity to participate pursuant to Section 3.4(c), other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to Section 3.4(c)(i).

                              (ii)      UNDERWRITING. If the Holders initiating
the registration request under this Section 3.4(b) (the "INITIATING HOLDERS") intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise Tality as a part of their request made pursuant to this Section 3.4(b)(i) and Tality shall include such information in the Request Notice. In such event, the right of any Holder to include such Holder's Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the initiating Holders and such

Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to Tality (including a market stand-off agreement of up to 180 days if required by such underwriters). Notwithstanding any other provision of this Section 3.4(b), if the underwriter(s) advise(s) Tality in writing that marketing factors require a limitation of the number of securities to be underwritten, then Tality shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities of each Holder requesting registration (including the initiating Holders); PROVIDED, HOWEVER, that the number of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of Tality and the employees, officers and directors (who are not also officers or directors of Cadence) of Tality (or any Subsidiary of Tality) are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration.

                              (iii)     MAXIMUM NUMBER OF DEMAND REGISTRATIONS.
Tality shall be obligated to effect only three (3) such registrations pursuant to this Section 3.4(b).

                              (iv)      DEFERRAL. Notwithstanding the foregoing,
if Tality shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 3.4(b), a certificate signed by the President or Chief Executive Officer of Tality stating that in the good faith judgment of the Board of Directors of Tality, it would be materially detrimental to Tality and its stockholders for such registration statement to be filed, then Tality shall have the right to defer such filing for a period of not more than ninety
(90) days after receipt of the request of the initiating Holders; PROVIDED, HOWEVER, that Tality may not utilize this right more than once in any twelve
(12) month period.

                              (v)       EXPENSES. All expenses incurred in
connection with any registration pursuant to this Section 3.4(b), including all federal and "blue sky" registration, filing and qualification fees, printer's and accounting fees, and fees and disbursements of counsel for Tality and one counsel for the Holders, reasonably acceptable to Tality (but excluding underwriters' discounts and commissions relating to shares sold by the Holders), shall be borne by Tality. Each Holder participating in a registration pursuant to this Section 3.4(b) shall bear such Holder's proportionate share (based on the total number of shares sold in such registration other than for the account of Tality) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering by the Holders. Notwithstanding the foregoing, Tality shall not be required to bear any expenses of any registration proceeding begun pursuant to this Section 3.4(b) if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to this Section 3.4(b) (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (l) such demand registration); PROVIDED FURTHER, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition (financial or otherwise), business or prospects of Tality not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to this Section 3.4(b).

                    (c) PIGGYBACK REGISTRATIONS. Tality shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of Tality (including registration statements relating to secondary offerings of securities of Tality, but excluding registration statements relating to any registration under Section 3.4(b) or Section 3.4(d) or to any employee benefit plan or a corporate reorganization) and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities of such Holder. Each Holder desiring to include in any such registration statement all or any part of such Holder's Registrable Securities shall within twenty (20) days after receipt of the above-described notice from Tality, so notify Tality in writing, and in such notice shall inform Tality of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by Tality, such Holder shall nevertheless continue to have the right to include any of such Holder's Registrable Securities in any subsequent registration statement or registration statements as may be filed by Tality with respect to offerings of its securities, all upon the terms and conditions set forth herein.

                              (i)       UNDERWRITING. If a registration
statement as to which Tality gives notice under this Section 3.4(c) is for an underwritten offering, then Tality shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder's Registrable Securities to be included in a registration pursuant to this Section 3.4(c) shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting (including a market stand-off agreement of up to 180 days if required by such underwriters). Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude Registrable Securities from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, FIRST to Tality and, SECOND, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities of each such Holder; PROVIDED, HOWEVER, that the right of the underwriters to exclude Registrable Securities from the registration and underwriting as described above shall be restricted so that (A) the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of Registrable Securities for which inclusion has been requested; and (B) all shares that are not Registrable Securities and are held by any other Person, including any employee, officer or director (other than a director who is also an officer or director of Cadence) of Tality (or any Subsidiary of Tality) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to Tality and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing Persons, and for any Holder that is a corporation, the Holder and all corporations that are affiliates of such Holder, shall be deemed to be a single "Holder," and any pro rata reduction with respect to such "Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "Holder," as defined in this sentence.

                              (ii)      EXPENSES. All expenses incurred in
connection with a registration pursuant to this Section 3.4(c), including fees and disbursements of one counsel for the Holders, reasonably acceptable to Tality (but excluding underwriters' and brokers' discounts and commissions relating to shares sold by the Holders), including all federal and "blue sky" registration, filing and qualification fees, printers' and accounting fees, and fees and disbursements of counsel for Tality, shall be borne by Tality.

                              (iii)     NOT DEMAND REGISTRATION. Registration
pursuant to this Section 3.4(c) shall not be deemed to be a demand registration pursuant to Section 3.4(b) above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.4(c).

                    (d) FORM S-3 REGISTRATION. In case Tality shall, at any time after the Lock-Up Expiration Date, receive a written request from Cadence, Holdings or any subsequent Holder of LP Units originally issued to Cadence, Holdings or any other member of the Cadence Group (or any Registrable Securities issued in exchange therefor) holding at least ten percent (10%) of the aggregate outstanding number of such LP Units that Tality effect a registration on Form S-3, and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then Tality shall:

                              (i)       NOTICE. Promptly give written notice of
the proposed registration and the Holder's or Holders' request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

                              (ii)      REGISTRATION. As soon as practicable,
effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after Tality provides the notice contemplated by Section 3.4(d)(i); PROVIDED, HOWEVER, that Tality shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 3.4(d):

                                        (A)       if Form S-3 is not available
to Tality for such offering by the Holders;

                                        (B)       if the Holders, together with
the holders of any other securities of Tality entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $5,000,000;

                                        (C)       if Tality shall furnish to the
Holders a certificate signed by the President or Chief Executive Officer of Tality stating that in the good faith judgment of the Board of Directors of Tality, it would be materially detrimental to Tality and its stockholders for such Form S-3 Registration to be effected at such time, in which event Tality shall have the right to defer the filing of the Form S-3 registration statement no more than once during any twelve month period for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 3.4(d);

                                        (D)       if Tality has, within the six
(6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to Section 3.4(c)(i); or

                                        (E)       in any particular jurisdiction
in which Tality would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                              (iii)     EXPENSES. Tality shall pay all expenses
incurred in connection with each registration requested pursuant to this Section 3.4(d), including federal and "blue sky" registration, filing and qualification fees, printers' and accounting fees and fees and disbursements of counsel, including one counsel for the Holders, reasonably acceptable to Tality, but excluding underwriters' or brokers' discounts and commissions relating to shares sold by the Holders.

                              (iv)      NOT DEMAND REGISTRATION. Form S-3
registrations shall not be deemed to be demand registrations as described in
Section 3.4(b) above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.4(d).

                    (e) OBLIGATIONS OF TALITY. Whenever required to effect the registration of any Registrable Securities under this Agreement Tality shall, as expeditiously as reasonably possible:

                              (i)       REGISTRATION STATEMENT. Prepare and file
with the Commission a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective; PROVIDED, HOWEVER, that Tality shall not be required to keep any such registration statement effective for more than ninety (90) days.

                              (ii)      AMENDMENTS AND SUPPLEMENTS. Prepare and
file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

                              (iii)     PROSPECTUSES. Furnish to the Holders
whose Registrable Securities are requested to be included in the registration such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

                              (iv)      BLUE SKY. Use its best efforts to
register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that Tality shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                              (v)       UNDERWRITING. In the event of any
underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                              (vi)      NOTIFICATION. Notify each Holder of
Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                              (vii)     OPINION AND COMFORT LETTER. Furnish, at
the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (A) an opinion, dated as of such date, of the counsel representing Tality for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (B) a "comfort" letter dated as of such date, from the independent certified public accountants of Tality, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

                    (f) FURNISH INFORMATION. It shall be a condition precedent to the obligations of Tality to take any action pursuant to Section 3.4(b), (c) or (d) that the selling Holders shall furnish to Tality such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be reasonably required to timely effect the Registration of their Registrable Securities.

                    (g) INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under Section 3.4(b), (c) or
(d):

                              (i)       BY TALITY. To the extent permitted by
Applicable Law, Tality shall indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as determined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, as amended, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a "VIOLATION"):

                                        (A)       any untrue statement or
                    alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

                                        (B)       the omission or alleged
                    omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or

                                        (C)       any violation or alleged
                    violation by Tality of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement;

and Tality shall reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this subsection 3.4(g)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Tality (which consent shall not be unreasonably withheld or delayed), nor shall Tality be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

                              (ii)      BY SELLING HOLDERS. To the extent
permitted by Applicable Law, each selling Holder shall indemnify and hold harmless Tality, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls Tality within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which Tality or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder shall reimburse any legal or other expenses reasonably incurred by Tality or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this subsection 3.4(g)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld or delayed); and PROVIDED FURTHER, that the total amounts payable in indemnity by a Holder under this Section 3.4(g)(ii) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

                              (iii)     NOTICE. Promptly after receipt by an
indemnified party under this Section 3.4(g) of notice of the commencement of any action (including any action by a Governmental Authority), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.4(g), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; PROVIDED, HOWEVER, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to an actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 3.4(g) to the extent (but only to the extent) the indemnifying party is materially prejudiced as a result thereof, but the omission so to deliver written notice to the indemnified party shall not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.4(g).

                              (iv)      DEFECT ELIMINATED IN FINAL PROSPECTUS.
The foregoing indemnity agreements of Tality and the Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the Commission at the time the registration statement in question becomes effective or the amended prospectus filed with the Commission pursuant to Commission Rule 424(b) (the "FINAL PROSPECTUS"), such indemnity agreement shall not inure to the benefit of any Person if a copy of the Final Prospectus was timely furnished to the indemnified party and was not furnished to the Person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

                              (v)       CONTRIBUTION. In order to provide for
just and equitable contribution to joint liability under the Securities Act in any case in which either (A) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 3.4(g) but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 3.4(g) provides for indemnification in such case, or (B) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 3.4(g); then, and in each such case, Tality and such Holder shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and Tality and other selling Holders are responsible for the remaining portion; PROVIDED, HOWEVER, that, in any such case: (1) no such Holder shall be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (2) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

                              (vi)      SURVIVAL. The obligations of Tality and
Holders under this Section 3.4(g) shall survive until the fifth anniversary of the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

                    (h) TERMINATION OF TALITY'S OBLIGATIONS. Tality shall have no obligations pursuant to Sections 3.4(b) through (d) with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 3.4(b), (c) or (d) more than seven (7) years after the Separation Date, or, if, in the opinion of independent counsel to Tality (and acceptable to the Holders), all such Registrable Securities proposed to be sold by a Holder may then be sold under Rule 144 in one transaction without exceeding the volume limitations thereunder.

                    (i) NO REGISTRATION RIGHTS TO THIRD PARTIES. Without the prior written consent of Cadence, Tality covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any Person any registration rights of any kind (whether similar to the demand, "piggyback" or Form S-3 registration rights described in this Section 3.4 or otherwise) relating to any equity securities of Tality, other than rights that are subordinate in right to those granted hereunder.


                                   ARTICLE IV

                           COVENANTS AND OTHER MATTERS

          Section 4.1 FURTHER INSTRUMENTS. At the request of either of the Tality Parties, and without further consideration, the Cadence Parties shall execute and deliver, and shall cause all other members of the Cadence Group to execute and deliver, to the Partnership and its Subsidiaries such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such action as either of the Tality Parties may reasonably deem necessary in order to effectively transfer, convey and assign to the Partnership and its Subsidiaries and confirm the Partnership's and its Subsidiaries' title to all of the assets and rights contemplated to be transferred to the Partnership and its Subsidiaries pursuant to this Agreement and the Ancillary Agreements to put the Partnership and its Subsidiaries in actual possession and operating control thereof and to permit the Partnership and its Subsidiaries to exercise all rights with respect thereto (including rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained). At the request of either of the Cadence Parties and without further consideration, the Tality Parties shall execute and deliver, and shall cause all other members of the Tality Group to execute and deliver, to Cadence and its Subsidiaries all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as Cadence may reasonably deem necessary in order to have the Partnership fully and unconditionally assume and discharge the liabilities contemplated to be assumed by the Partnership and its Subsidiaries under this Agreement and the Ancillary Agreements and to relieve each member of the Cadence Group of any liability or obligation with respect thereto and evidence the same to third parties. Neither the Cadence Parties nor the Tality Parties shall be obligated, in connection with the foregoing, to expend money other than reasonable out-of-pocket expenses, attorneys' fees and disbursements and recording or similar fees. Furthermore, each party hereto, at the request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

          Section 4.2 AGREEMENT FOR EXCHANGE OF INFORMATION.

                    (a) GENERALLY. Each of the parties agrees to provide, or cause to be provided, to any of the other parties, at any time before or after the Separation Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such party that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting party; (ii) for use in any other judicial, regulatory, administrative or other proceeding, or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements; (iii) to comply with its obligations under this Agreement or any Ancillary Agreement; or (iv) in connection with the ongoing businesses of the Cadence Parties or the Tality Parties, as the case may be; PROVIDED, HOWEVER, that if a party determines that providing its Information to the other parties could be commercially detrimental to such party, violate any law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit its compliance with such disclosure obligation in a manner that avoids any such harm or consequence.

                    (b) INTERNAL ACCOUNTING CONTROLS; FINANCIAL INFORMATION. After the Separation Date, each party shall (i) maintain in effect at its own cost and expense adequate systems and controls for its business to the extent necessary to enable the other parties to satisfy their reporting, accounting, audit and other obligations; and (ii) provide, or cause to be provided, to the other parties and their Subsidiaries in such form as requested and at no charge to the requesting party, all financial and other data and information as the requesting party determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.

                    (c) OWNERSHIP OF INFORMATION. Any Information owned by a party that is provided to a requesting party pursuant to this
          Section 4.2 shall remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring ownership or license rights in any such Information or varying an attorney-client or other privilege applicable to such Information.

                    (d) LIMITATION OF LIABILITY. No member of either the Cadence Group or the Tality Group shall have any liability to a member of the Tality Group or Cadence Group, respectively, in the event that any Information exchanged or provided pursuant to this Section 4.2 is found to be incomplete or inaccurate, in the absence of gross negligence or willful misconduct by the party providing such Information.

                    (e) OTHER AGREEMENTS PROVIDING FOR EXCHANGE OF INFORMATION. The rights and obligations granted under this Section 4.2 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement and any Ancillary Agreement, including the Master Confidentiality Agreement.

                    (f) PRODUCTION OF WITNESSES; RECORDS; COOPERATION. After the Separation Date, except in the case of a legal or other proceeding by a party hereto against another party hereto (which shall be governed by such discovery rules as may be applicable under Section
          4.4 or otherwise), each party hereto shall use all commercially reasonable efforts to make available to the other parties, upon written request, the former, current and future directors, officers, employees, other personnel and agents of such party as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any legal, administrative or other proceeding in which the requesting party may from time to time be involved, regardless of whether any such legal, administrative or other proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.

          Section 4.3 AUDITORS AND AUDITS; ANNUAL AND QUARTERLY STATEMENTS AND ACCOUNTING. For so long as Cadence is required in accordance with United States generally accepted accounting principles to consolidate Tality's results of operations and financial position:

                    (a) SELECTION OF AUDITORS. The Tality Parties shall ensure that the Tality Auditors are the same as the Cadence Auditors.

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

                    (b) FISCAL YEAR. The Tality Parties shall ensure that their fiscal years for financial, accounting and federal, state and local income tax purposes shall be the same as Cadence's fiscal year.

                    (c) DATE OF AUDITORS' OPINION AND QUARTERLY REVIEWS. The Tality Parties shall use all commercially reasonable efforts to enable and cause the Tality Auditors to complete their audit such that they shall date their opinion on Tality's audited annual financial statements on the same date that the Cadence Auditors date their opinion on Cadence's audited annual financial statements, and to enable Cadence to meet its timetable for the printing, filing and public dissemination of Cadence's annual financial statements. The Tality Parties shall use all commercially reasonable efforts to enable and cause the Tality Auditors to complete their quarterly review procedures such that they shall provide clearance on Tality's quarterly financial statements on the same date that Cadence's Auditors provide clearance on Cadence's quarterly financial statements.

                    (d) ANNUAL, QUARTERLY AND OTHER FINANCIAL STATEMENTS. The Tality Parties shall provide to Cadence on a timely basis all Information that Cadence requests to meet its schedule for the preparation, printing, filing and public dissemination of Cadence's annual, quarterly and other financial statements. Without limiting the generality of the foregoing, the Tality Parties shall provide all required financial Information with respect to the Tality Parties and their Subsidiaries to the Tality Auditors in a sufficient and reasonable time and in sufficient detail to permit the Tality Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the Cadence Auditors with respect to financial Information to be included or contained in Cadence's annual, quarterly and other financial statements. Similarly, the Cadence Parties shall provide to Tality on a timely basis all financial Information that Tality reasonably requires to meet its schedule for the preparation, printing, filing and public dissemination of Tality's annual and quarterly financial statements. Without limiting the generality of the foregoing, the Cadence Parties shall provide all required financial Information with respect to the Cadence Parties and their Subsidiaries to the Cadence Auditors in a sufficient and reasonable time and in sufficient detail to permit the Cadence Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the Tality Auditors with respect to Information to be included or contained in Tality's annual and quarterly financial statements.

                    (e) IDENTITY OF PERSONNEL PERFORMING THE ANNUAL AUDIT AND QUARTERLY REVIEWS. The Tality Parties shall authorize the Tality Auditors to make available to the Cadence Auditors both the personnel who performed or shall perform the annual audits and quarterly reviews of Tality and work papers related to the annual audits and quarterly reviews of Tality, in all cases within a reasonable time prior to the Tality Auditors' opinion date, so that the Cadence Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Tality Auditors as it relates to the Cadence Auditors' report on Cadence's financial statements, all within sufficient time to enable Cadence to meet its timetable for the printing, filing and public dissemination of Cadence's annual and quarterly statements. Similarly, the Cadence Parties shall authorize the Cadence Auditors to make available to the Tality Auditors both the personnel who performed or shall perform the annual audits and quarterly reviews of

          Cadence and work papers related to the annual audits and quarterly reviews of Cadence, in all cases within a reasonable time prior to the Cadence Auditors' opinion date, so that the Tality Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Cadence Auditors as it relates to the Tality Auditors' report on Tality's statements, all within sufficient time to enable Tality to meet its timetable for the printing, filing and public dissemination of Tality's annual and quarterly financial statements.

                    (f) ACCESS TO BOOKS AND RECORDS. The Tality Parties shall, as requested by Cadence, provide Cadence's internal auditors and their designees access to the Tality Parties' and their Subsidiaries' books and records so that Cadence may conduct reasonable audits relating to the financial statements provided by Tality pursuant hereto as well as to the internal accounting controls and operations of Tality and its Subsidiaries. Similarly, the Cadence Parties shall provide Tality's internal auditors and their designees access to the Cadence Parties' and their Subsidiaries' books and records so that Tality may conduct reasonable audits relating to the financial statements provided by Cadence pursuant hereto as well as to the internal accounting controls and operations of Cadence and its Subsidiaries.

                    (g) NOTICE OF CHANGE IN ACCOUNTING PRINCIPLES. The Tality Parties shall provide Cadence with as much prior notice as reasonably practicable (but in no event less than 30 days notice) of any proposed determination of, or any significant changes in, its accounting estimates, principles or methods from those in effect on the Separation Date. The Tality Parties shall consult with Cadence and, if requested by Cadence, the Tality Parties shall consult with the Cadence Auditors with respect to any such proposed determination or change.

          Section 4.4 DISPUTE RESOLUTION.

                    (a) NEGOTIATION/MEDIATION. If a dispute, controversy or claim (a "DISPUTE") arises between the parties or any of their Subsidiaries relating to the interpretation or performance of this Agreement or any Ancillary Agreement, or any grounds for the termination hereof, duly authorized officers or employees of each party shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. The date of receipt of written notice of a Dispute given by either of the Tality Parties to either of the Cadence Parties, or vice versa, with a request for a meeting between the parties shall be referred to herein as the "DISPUTE RESOLUTION COMMENCEMENT DATE." Discussions and correspondence relating to trying to resolve such Dispute shall be treated as confidential information developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible in court or any arbitration proceeding. If the parties are unable to resolve the Dispute within thirty (30) days after the Dispute Resolution Commencement Date, and any of the parties wishes to pursue its rights relating to such Dispute, then the Dispute shall be mediated by a mutually acceptable mediator appointed pursuant to the mediation rules of JAMS/Endispute within thirty (30) days after written notice by one party to the other demanding non-binding mediation. No party may unreasonably withhold consent to the selection of a mediator or the location of the mediation. The Cadence Parties and the

          Tality Parties shall share the costs of the mediation equally between them, except that each party shall bear its own costs and expenses, including attorneys' fees and expenses, witness fees and expenses, travel expenses and preparation costs. The parties may also agree to replace mediation with some other form of non-binding or binding alternative dispute resolution ("ADR").

                    (b) ARBITRATION. Any Dispute which the parties cannot resolve through mediation within ninety (90) days after the Dispute Resolution Commencement Date, unless otherwise mutually agreed in writing, shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association (the "AAA"), by one (1) arbitrator in Santa Clara County, California. Such arbitrator shall be selected by the mutual agreement of the parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The arbitrator shall be instructed to prepare and deliver a written, reasoned opinion stating his decision within thirty (30) days of the completion of the arbitration. The prevailing party in such arbitration shall be entitled to expenses, including costs and reasonable attorneys' and other professional fees, incurred in connection with the arbitration (but excluding any costs and fees associated with prior negotiation or mediation). The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of competent jurisdiction. The use of any ADR procedures shall not be construed under the doctrine of laches, waiver or estoppel to adversely affect the rights of any party.

                    (c) EXCEPTIONS. Any Dispute regarding any of the following matters is not required to be negotiated, mediated or arbitrated prior to seeking relief from a court of competent jurisdiction: breach of any obligation of confidentiality; or any other claim where interim relief from the court is sought to prevent serious and irreparable injury to one of the parties or to others. However, the parties to the Dispute shall make a good faith effort to negotiate and mediate such Dispute, according to the above procedures, while such court action is pending.

                    (d) CONTINUITY OF SERVICE AND PERFORMANCE. Unless otherwise agreed in writing, the parties shall continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Section 4.4 with respect to all matters not subject to any particular Dispute.

          Section 4.5 NON-SOLICITATION OF EMPLOYEES. For a period of one (1) year following the Separation Date, the Tality Parties agree (and shall cause their Subsidiaries) not to solicit or recruit or hire employees of any member of the Cadence Group, without the prior consent of Cadence's Senior Vice President of Human Resources (or his or her designee). Notwithstanding the foregoing, this prohibition on solicitation, recruitment or hiring shall not apply to actions taken by any member of the Tality Group either (a) solely as a result of an employee's affirmative response to a general recruitment effort carried out through a public solicitation or (b) as a result of an employee's initiative.

          Section 4.6 EMPLOYEE AGREEMENTS. As used in this Section 4.6, "EMPLOYEE AGREEMENT" means the Employee Proprietary Information and Inventions Agreement and corresponding agreements in foreign countries executed by each employee of Cadence or any of its Subsidiaries.

                    (a) SURVIVAL OF EMPLOYEE AGREEMENT OBLIGATIONS AND CADENCE'S COMMON LAW RIGHTS. The Employee Agreements of all Cadence employees transferring to Tality or one of its Subsidiaries as of the Separation Date shall remain in full force and effect according to their terms; PROVIDED, HOWEVER, that none of the following acts committed by former Cadence employees within the scope of their employment with Tality or one of its Subsidiaries shall constitute a breach of such Employee Agreements: (i) the use or disclosure of Confidential Information (as that term is defined in the former Cadence employee's Employee Agreement) for or on behalf of Tality or one of its Subsidiaries, if such disclosure is consistent with the rights granted to Tality and its Subsidiaries and restrictions imposed on Tality and its Subsidiaries under this Agreement or any Ancillary Agreement; (ii) the disclosure and assignment to Tality or one of its Subsidiaries of rights in proprietary developments authored or conceived by the former Cadence employee after the Separation Date and resulting from the use of, or based upon intellectual property (whether patented or not) which is retained by Cadence, provided that in no event shall such disclosure and assignment be regarded as assigning or licensing the underlying intellectual property to Tality or one of its Subsidiaries; (iii) the rendering of any services, directly or indirectly, to Tality or one of its Subsidiaries to the extent such services are consistent with the assignment or license of rights granted to Tality and the restrictions imposed on Tality and its Subsidiaries under this Agreement, any Ancillary Agreement or any other agreement between the parties; and (iv) solicitation of the employees of one party by the other party prior to the Separation Date (so long as such solicitation does not violate Section 4.5). Further, Cadence retains any rights it has under statute or common law with respect to actions by its former employees to the extent such actions are inconsistent with the rights granted to Tality and restrictions imposed on Tality under this Agreement or any Ancillary Agreement.

                    (b) ASSIGNMENT, COOPERATION FOR COMPLIANCE AND ENFORCEMENT. To the extent permissible under Applicable Law, the following shall apply:

                              (i) Cadence retains all rights under the Employee Agreements of all former Cadence employees necessary to permit Cadence to protect the rights and interests of Cadence, but hereby transfers and assigns to Tality and its Subsidiaries its rights under the Employee Agreements of all former Cadence employees to the extent required to permit Tality to enjoin, restrain, recover damages from or obtain specific performance of the Employee Agreements or obtain other remedies against any employee who breaches his/her Employee Agreement; PROVIDED, HOWEVER, that if such partial transfer and assignment is not permissible under Applicable Law, Cadence shall be deemed to have transferred and assigned all such rights.

                              (ii) Each of Cadence and Tality agrees, at its own cost and expense, to cooperate with the other as follows: (A) Tality shall advise Cadence of: (1) any violation(s) of the Employee Agreement by former Cadence employees, and (2) any violation(s) of the Tality Employee Agreement which affect Cadence's rights; and (B) Cadence shall advise Tality of any violations of the Employee Agreement by current or former Cadence employees which affect Tality's rights; PROVIDED, HOWEVER, that the foregoing obligations shall only apply to violations which become known to an attorney within the legal department of the party obligated to provide notice thereof.

                              (iii)     Tality may enforce all rights
                    transferred and assigned to it under this Agreement relating to the Employee Agreements. In addition, if Cadence has retained any rights under the Employee Agreements, Tality shall, if requested by Cadence, enforce the Employee Agreements of former Cadence employees to the extent necessary to reasonably protect the interests of any member of the Cadence Group; PROVIDED, HOWEVER, that Tality shall not commence any legal action relating thereto without first consulting with Cadence's General Counsel (or his/her designee). If Tality, in seeking to enforce any Employee Agreement, notifies Cadence that it requires, or desires, Cadence to join in such action, then Cadence shall do so. In addition, if Cadence commences or becomes a party to any action to enforce a Employee Agreement of a former Cadence employee, Cadence shall, whether or not it becomes a party to the action, cooperate with Tality by making available its files and employees who have information or knowledge relevant to the dispute, subject to appropriate measures to protect the confidentiality of any proprietary or confidential information that may be disclosed in the course of such cooperation or action and subject to any relevant privacy laws and regulations. Any such action shall be conducted at the expense of Tality and Cadence and Tality shall agree on a case by case basis on compensation, if any, of Cadence for the value of the time of Cadence employees as reasonably required in connection with the action.

                              (iv)      Cadence and Tality understand and
                    acknowledge that matters relating to the making, performance, enforcement, assignment and termination of employee agreements are typically governed by the laws and regulations of the national, federal, state or local governmental unit where an employee resides, or where an employee's services are rendered, and that such laws and regulations may supersede or limit the applicability or enforceability of this Section 4.6. In such circumstances, Cadence and Tality agree to take action with respect to the employee agreements that best accomplishes the parties' objectives as set forth in this Section 4.6 and that is consistent with applicable law.

          Section 4.7 GOVERNMENT AND THIRD PARTY APPROVALS. If and to the extent that the valid, complete and perfected transfer, assignment or novation of any asset or liability pursuant to the Assignment Agreement would be a violation of Applicable Law or require any Third-Party Approval or Governmental Approval in connection with the Separation or the IPO, then, unless Cadence shall otherwise determine, the transfer or assignment to, or novation by, the Tality Group, as the case may be, of such assets or liabilities shall be automatically deemed deferred and any such purported transfer, assignment or novation shall be null and void until such time as all such Third-Party Approvals or Governmental Approvals have been obtained. Notwithstanding the foregoing, any asset allocated to the Partnership the transfer of which is so delayed shall still be considered an asset of the Partnership for purposes of determining whether any associated liability is a liability of the Partnership; PROVIDED, HOWEVER, that if such Third-Party Approvals or Governmental Approvals have not been obtained within six months after the Separation Date, the parties shall use all commercially reasonable efforts to achieve an alternative solution in accordance with the parties' intentions. Tality shall (and it shall cause its Subsidiaries to) reimburse Cadence for all additional costs and expenses incurred by Cadence or any other member of the Cadence Group in connection with the performance of its obligations under this Section 4.7.

          Section 4.8 RELATIONSHIPS WITH SCOTTISH ENTERPRISE AND SCOTTISH EXECUTIVE. As to the facilities owned by Cadence Design Systems Limited ("CADENCE UK") located in Livingston, United Kingdom, and the relationships between (i) Scottish Enterprise, on the one hand, and Cadence and Cadence UK, on the other hand, and (ii) Scottish Executive, on the one hand, and Cadence and Cadence UK, on the other hand, the parties agree as follows:

                    (a) TRANSFER OF SCOTTISH ENTERPRISE CONTRACTUAL RIGHTS AND OBLIGATIONS. Subject to the consent of Scottish Enterprise, and as promptly as practicable after the receipt of such consent, Cadence shall transfer (or cause to be transferred) to Symbionics Limited, a company organized under the laws of the United Kingdom and which will become an indirect wholly owned subsidiary of the Partnership ("SYMBIONICS"), all of the rights and interests, and Symbionics shall assume the liabilities, obligations and commitments, of Cadence, Cadence UK and their Subsidiaries under that certain Master Agreement between Cadence UK and Scottish Enterprise dated March 24, 1998, as amended (the "MASTER AGREEMENT"), and all the agreements related thereto (collectively, the "SERVICE CONTRACT"); PROVIDED, HOWEVER, that (i) Cadence UK shall, and Cadence shall cause Cadence UK to, retain its obligations and continue to be bound by certain mutually agreed upon provisions of the Master Agreement and by that certain Premises Agreement between Cadence UK and Scottish Enterprise dated March 24, 1998, that certain Methodologies and Materials License between Cadence UK and Scottish Enterprise dated March 24, 1998, that certain Software License between Cadence UK and Scottish Enterprise dated March 24, 1998 and that certain Beta Software License between Cadence UK and Scottish Enterprise dated March 24, 1998 (the "RETAINED OBLIGATIONS"); (ii) Symbionics shall not assume certain mutually agreed upon obligations included among the Retained Obligations; and
          (iii) Cadence shall retain its obligations and continue to guaranty the performance of Symbionics under the Service Contract pursuant to that certain Guarantee by Cadence in favor of Scottish Enterprise dated March 24, 1998.

                    (b) TRANSFER OF SCOTTISH EXECUTIVE CONTRACTUAL RIGHTS AND OBLIGATIONS. Subject to the consent of Scottish Executive, and as promptly as practicable after the receipt of such consent, Cadence shall cause Cadence-UK to, and the Tality Parties shall cause Symbionics to, agree upon their respective rights, interests, liabilities, obligations and commitments under that certain Offer of Regional Selective Assistance between Cadence UK and the Scottish Office dated December 5, 1997, as amended (the "RSA GRANT"); PROVIDED, HOWEVER, that such rights, interests, liabilities, obligations and commitments shall include compliance with the obligations of each party pursuant to Sections 4.8(c), (d), (e) and (f) below.

                    (c) CADENCE CAPITAL AND HEADCOUNT COMMITMENTS. Cadence shall cause Cadence UK to meet or exceed and the Tality Parties shall cause Symbionics to meet or exceed its respective (i) capital expenditure commitments in relation to the Service Contract, the RSA Grant and the Livingston facility set forth on SCHEDULE 4.8(a) and
          (ii) employee commitments in relation to the Service Contract, the RSA Grant and the Livingston facility set forth on SCHEDULE 4.8(b).

                    (d) FACILITY ARRANGEMENT. Notwithstanding anything to the contrary contained herein, Cadence shall cause Cadence UK to retain ownership of the Livingston facility and lease a certain portion of that space to Symbionics pursuant to the Real Estate Matters Agreement. The Tality Parties shall cause Symbionics to compensate Cadence UK for services related to its occupancy of the Livingston facility pursuant to the Master Corporate Services Agreement.

                    (e) SUBSIDIES. After the Separation Date, if subsidy payments received prior to the Separation Date by any member of the Cadence Group pursuant to the Service Contract or the RSA Grant must be refunded, the Cadence Group shall be responsible for contributing 95% of any such payments and the Tality Group shall contribute the remaining 5%. All subsidy payments received after the Separation Date by Cadence UK, the Partnership, Symbionics or any of their respective Subsidiaries pursuant to the Service Contract or the RSA Grant ("POST-SEPARATION SUBSIDY"), and any obligation to refund any Post-Separation Subsidy (a "POST-SEPARATION SUBSIDY CLAWBACK"), shall be shared between the Cadence Group and the Tality Group based upon Cadence UK's and Symbionics' respective pro rata portion of (i) (A) the additional full time equivalent positions ("FTEs") considered for the subsidy determination during the relevant period under the Service Contract and the RSA Grant, multiplied by (B) five hundred thousand dollars ($500,000), four hundred thousand dollars ($400,000), three hundred thousand dollars ($300,000), two hundred thousand dollars ($200,000) or one hundred thousand dollars ($100,000) for subsidies based on the additional FTE's provided in 2000, 2001, 2002, 2003 or 2004, respectively; plus (ii) the additional capital expenditures considered for the subsidy determination during the relevant period under the Service Contract and the RSA Grant (each party's respective "SUBSIDY ALLOCATION", in the case of a Post-Separation Subsidy, or "CLAWBACK ALLOCATION", in the case of a Post-Separation Subsidy Clawback). The Cadence Group's and the Tality Group's "NET ALLOCATION" shall equal the Cadence Group's or the Tality Group's respective Subsidy Allocation less its Clawback Allocation, if any. If any Post-Separation Subsidy is reduced or a Post-Separation Subsidy Clawback occurs due to the failure of either Cadence UK or Symbionics to achieve the commitments set forth on SCHEDULE 4.8(a) or SCHEDULE 4.8(b), the Cadence Group or the Tality Group, respectively, shall be liable to the other for the difference between the Net Allocation actually received by the other party and the Net Allocation the other party would have received had both Cadence UK and Symbionics satisfied in full their respective commitments under SCHEDULE 4.8(a) or SCHEDULE 4.8(b), as applicable.

                    (f) COOPERATION AND SUPPORT. The Cadence Parties shall, and shall cause Cadence UK to, cooperate with Tality, the Partnership and Symbionics in good faith to assist in the management and administration of Symbionics' obligations under the Service Contract and the RSA Grant.


                                    ARTICLE V

                                  MISCELLANEOUS

          Section 5.1 LIMITATION OF LIABILITY. IN NO EVENT SHALL ANY MEMBER OF THE CADENCE GROUP OR TALITY GROUP BE LIABLE TO ANY MEMBER OF THE TALITY GROUP OR CADENCE GROUP, RESPECTIVELY, FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT (OTHER THAN AS SET FORTH IN ARTICLE III) OR ANY ANCILLARY AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY'S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES AS SET FORTH IN THE INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT.

          Section 5.2 ENTIRE AGREEMENT. This Agreement, the Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

          Section 5.3 GOVERNING LAW. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of Delaware, excluding its conflict of law rules. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Section 4.4.

          Section 5.4 TERMINATION. This Agreement and all Ancillary Agreements (and any transaction in furtherance thereof) may be terminated at any time prior to the IPO Closing Date by and in the sole discretion of Cadence without the approval or consent of Tality. This Agreement may be terminated at any time after the IPO Closing Date by mutual consent of Cadence and Tality. In the event of termination pursuant to this Section 5.4, no party shall have any liability of any kind to the other party.

          Section 5.5 NOTICES. Notices, offers, requests or other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective parties to the following addresses:

         if to the Cadence Parties:

                  Cadence Design Systems, Inc.
                  2655 Seely Avenue
                  Building 5
                  San Jose, California 95134

                  Attention:  R.L. Smith McKeithen, General Counsel
                  Fax:  (408) 944-6855

         if to the Tality Parties:

                  Tality Corporation
                  2655 Seely Avenue
                  Building 3
                  San Jose, California 95134
                  Attention:  Duane W. Bell, Chief Financial Officer
                  Fax:  (408) 894-2605

or to such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified U.S. mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual receipt and three (3) days from the date of postmark.

          Section 5.6 COUNTERPARTS. This Agreement and each of the Ancillary Agreements, and the Exhibits and Schedules hereto and thereto, and the other documents referred to herein or therein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

          Section 5.7 BINDING EFFECT; ASSIGNMENT. This Agreement and each Ancillary Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective legal representatives and successors, and nothing in this Agreement or any Ancillary Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. No party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of Cadence, in the case of the Tality Parties, or Tality, in the case of the Cadence Parties (except in connection with a merger, consolidation or sale of all or substantially all of the party's assets), and any such attempted assignment shall be void and in violation hereof.

          Section 5.8 SEVERABILITY. If any term or other provision of this Agreement or any Ancillary Agreement, or any of the Exhibits and Schedules attached hereto is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

          Section 5.9 FAILURE OR DELAY NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or any Ancillary Agreement, or the Exhibits or Schedules attached hereto or thereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          Section 5.10 AMENDMENT. No modification or amendment shall be made to this Agreement or any Ancillary Agreement, or the Exhibits or Schedules attached hereto or thereto, except by an instrument in writing signed on behalf of each of the parties to such agreement.

          Section 5.11 AUTHORITY. Each of the parties hereto and each of the Ancillary Agreements represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement or such Ancillary Agreement, as the case may be; (b) the execution, delivery and performance of this Agreement and each of the Ancillary Agreements by it have been duly authorized by all necessary corporate or other actions; (c) it has duly and validly executed and delivered this Agreement and each of the Ancillary Agreements; and (d) this Agreement and each of the Ancillary Agreements is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

          Section 5.12 INTERPRETATION. The headings contained in this Agreement and each of the Ancillary Agreements, in any Exhibit or Schedule hereto and in the table of contents to this Agreement and each of the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or such Ancillary Agreement. Any capitalized term used in any Exhibit or Schedule hereto or to any Ancillary Agreement but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement or such Ancillary Agreement, as the case may be. When a reference is made in this Agreement or any Ancillary Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement or such Ancillary Agreement, as the case may be, unless otherwise indicated. All Exhibits and Schedules hereto and to each Ancillary Agreement are incorporated into and made a part of this Agreement and the applicable Ancillary Agreement, respectively. The terms "including" and "include" employed in this Agreement or any Ancillary Agreement (including any of the Exhibits and Schedules incorporated into and made a part of this Agreement or any such Ancillary Agreement) mean "including, without limitation," and "includes, without limitation," respectively.

          Section 5.13 CONFLICTING AGREEMENTS. In the event of any irreconcilable conflict between this Agreement and any Ancillary Agreement or other agreement executed in connection herewith, the provisions of such Ancillary Agreement shall prevail to the extent that they specifically address the subject matter of the conflict.

          Section 5.14 PAYMENT OF EXPENSES. Except as otherwise provided in this Agreement or any of the Ancillary Agreements or any other agreement related to the IPO, all costs and expenses of the parties hereto in connection with the Separation and the IPO (including

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

underwriting discounts and commissions) shall be allocated between the Tality Parties and the Cadence Parties as determined by Cadence in its sole and absolute discretion.

          Section 5.15 PRIOR AGREEMENT SUPERSEDED. This Agreement supersedes and replaces in its entirety the Prior Agreement, which shall no longer be of any force or effect.

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



          WHEREFORE, the parties have executed and delivered this Amended and Restated Master Separation Agreement effective as of the date first set forth above.

CADENCE DESIGN SYSTEMS, INC.                  TALITY, LP

By:  /s/R.L. Smith McKeithen              By:  TALITY CORPORATION,
   ---------------------------------           AS GENERAL PARTNER
Name:        R.L. Smith McKeithen              By:    /s/Duane W. Bell
Title:       Senior Vice President               ------------------------
             and General Counsel               Name: Duane W. Bell
                                               Title: Senior Vice President,
                                                      Chief Financial Officer



CADENCE HOLDINGS, INC.                        TALITY CORPORATION

By: /s/R.L. Smith McKeithen               By:       /s/DUANE W. BELL
  ----------------------------------         --------------------------
Name:     R.L. Smith McKeithen                Name: Duane W. Bell
Title:    Secretary                           Title: Senior Vice President,
                                                     Chief Financial Officer

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